Filed Pursuant to Rule 433

Registration Statement No. 333-150471

April 28, 2008

PRICING TERM SHEET

Issuer:	Bristol-Myers Squibb Company

Security:	5.450% Notes due 2018 (the “2018 Notes”) 6.125% Notes due 2038 (the “2038 Notes”)

Size:	$600,000,000 2018 Notes $1,000,000,000 2038 Notes

Maturity Date:	May 1, 2018 with respect to the 2018 Notes May 1, 2038 with respect to the 2038 Notes

Coupon:	5.450% with respect to the 2018 Notes 6.125% with respect to the 2038 Notes

Interest Payment Dates:	May 1 and November 1, commencing November 1, 2008

Price to Public:	99.825% with respect to the 2018 Notes 99.240% with respect to the 2038 Notes

Benchmark Treasury:	3.500% due February 15, 2018 with respect to the 2018 Notes 5.000% due May 15, 2037 with respect to the 2038 Notes

Spread to Benchmark Treasury:	165 bps with respect to the 2018 Notes 165 bps with respect to the 2038 Notes

Benchmark Treasury Price and Yield:	97-12 and 3.823%, with respect to the 2018 Notes 107-17 and 4.531%, with respect to the 2038 Notes

Yield to Maturity:	5.473% with respect to the 2018 Notes 6.181% with respect to the 2038 Notes

Optional Redemption:	Make-Whole Treasury Rate plus 30 bps, in case of the 2018 Notes Make-Whole Treasury Rate plus 30 bps, in case of the 2038 Notes

Expected Settlement Date:	May 1, 2008

CUSIP:	110122AR9 in case of the 2018 Notes 110122AQ1 in case of the 2038 Notes

ISIN:	US110122AR90 in case of the 2018 Notes US110122AQ18 in case of the 2038 Notes

Joint Book-Running Managers:	Banc of America Securities LLC J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated

Co-Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. Greenwich Capital Markets, Inc. UBS Securities LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, the underwriters or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 1-800-294-1322, J.P. Morgan Securities Inc. collect at 212-834-4533 or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.